UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 15, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing  obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 17, 2009, Central European Media Enterprises Ltd. (the “Company”) and its wholly-owned subsidiaries Central European Media Enterprises N.V. (“CME NV”) and CME Media Enterprises B.V. (“CME BV”) entered into an indenture (the “Indenture”) with The Bank of New York Mellon, acting through its London branch, as trustee, principal paying agent and transfer agent (the “Trustee”), Law Debenture Trust Corporation p.l.c. as security trustee (the “Security Trustee”) and the Bank of New York Mellon (Luxembourg) S.A. as registrar, Luxembourg transfer agent and Luxembourg paying agent. Pursuant to the Indenture, the Company has issued and sold €200.0 million (approximately US$ 293.7 million) of 11.625% Senior Notes due 2016 (the “Notes”). The Company has received net proceeds of approximately €191.0 million (approximately US$ 280.5 million), after deducting expenses. These proceeds have been used to repay the €127.5 million (approximately US$ 187.2 million) principal amount outstanding under the Company’s loan agreements with the European Bank for Construction and Development (“EBRD”) as described further in Item 1.02 below, as well as the repurchase of €63.2 million (approximately US$ 92.8 million) of the Company’s outstanding 8.25% Senior Notes due 2012.

Item 1.02	Termination of a Material Definitive Agreement

On September 17, 2009, the Company repaid the principal amount of €127.5 million (approximately US$ 187.2 million) outstanding and terminated its revolving loan agreements arranged by EBRD dated July 21, 2006 and August 22, 2007 (collectively the “EBRD Loan”). CME NV and CME BV, wholly owned subsidiaries of the Company, acted as guarantors for the EBRD Loan. In connection with the termination of the EBRD Loan, EBRD released the security for the facility including a pledge over the shares in CME NV and CME BV and the assignment of certain contractual rights.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to the issuance of the Notes as described in Item 1.01 above, interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning on March 15, 2010. The Notes mature on September 15, 2016. As security for the Notes, CME NV and CME BV are providing guarantees. In addition, the Company has pledged the shares of CME NV, CME NV has pledged its shares in CME BV, and the Company and CME BV have assigned certain contractual rights as security for the obligations of the Company under the Notes.

Previously, the Company has pledged the shares of CME NV, CME NV has pledged its shares in CME BV, and the Company and CME BV have assigned certain contractual rights as security for the obligations of the Company pursuant to (i) an indenture dated May 5, 2005 with The Bank of New York (formerly JPMorgan Chase Bank N.A., London Branch) (the “2005 Trustee”) and The Bank of New York (Luxembourg) S.A. (formerly JPMorgan Chase Bank Luxembourg S.A.) (as previously reported in a Form 8-K filed on May 6, 2005), (ii) an indenture dated May 15, 2007 with BNY Corporate Trustee Services (the “2007 Trustee”), the Bank of New York (the “2007 Security Trustee”) and The Bank of New York (Luxembourg) S.A. (as previously reported on a Form 8-K filed on May 17, 2007) and (iii) an indenture dated March 10, 2008 with The Bank of New York (the “2008 Trustee”) (as previously reported on a Form 8-K filed on March 10, 2008). The Company, CME NV, CME BV, the Trustee, the Security Trustee, the 2005 Trustee, the 2007 Trustee, the 2007 Security Trustee and the 2008 Trustee also entered into an Amended and Restated Intercreditor Agreement dated September 17, 2009 to regulate enforcement rights and the sharing of the proceeds among the Trustee, the Security Trustee, the 2005 Trustee, the 2007 Trustee, the 2007 Security Trustee and the 2008 Trustee in respect of these share pledges and the assigned contractual rights.

The Company is subject to certain covenants under the Indenture, including covenants that limit its ability to incur additional indebtedness, pay dividends or other distributions, make certain types of investments, create liens, enter into certain transactions with affiliates and restrict the ability of its subsidiaries to pay dividends. The Notes are also subject to redemption under certain circumstances, including certain types of changes in control, asset dispositions and changes in tax laws relating to the Notes. The Company also has rights to redeem the Notes, which may be subject to a premium over the issue price.

Item 3.03	Material Modification to Rights of Security Holders

In connection with the issuance of the Notes pursuant to the Indenture (as described in Items 1.01 and 2.03 above), the Company has agreed to certain restrictions on payments of dividends or other distributions to holders of any class of its common shares.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Parm Sandu, Chief Executive Officer of Unitymedia Group, a German cable provider, was appointed to the Board of Directors of the Company on September 15, 2009. In connection with his appointment to the Board, Mr. Sandhu was awarded options to acquire 5,000 shares of the Company’s Class A common stock on September 15, 2009 with an exercise price equal to the fair market value of the shares on the date of grant. Such options have a one year vesting period and a term of five years.  Mr. Sandu has been appointed to serve on the Audit Committee.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: September 21, 2009	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer